Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2017
FINANCIAL RESULTS

Board Declares Dividend of $0.20 per Share

Philadelphia and New York, March 6, 2018 — Cohen & Company Inc. (NYSE American: COHN), formerly known as Institutional Financial Markets, Inc., a financial services firm specializing in fixed income markets, today reported financial results for its fourth quarter and full year ended December 31, 2017.

Summary Operating Results

	Three Months Ended			Year Ended
($ in thousands)	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16

Total revenues	$11,675	$10,001	$13,158	$47,542	$55,348
Compensation and benefits	5,034	4,759	6,740	22,527	31,132
Non-compensation operating expenses	4,542	4,253	3,957	17,613	15,630
Operating income	2,099	989	2,461	7,402	8,586
Interest expense, net	(1,848)	(1,606)	(1,762)	(6,178)	(4,735)
Income (loss) before income tax expense (benefit)	251	(617)	699	1,224	3,851
Income tax expense (benefit)	(1,359)	141	265	(1,211)	422
Net income (loss)	$1,610	$(758)	$434	$2,435	$3,429

•                  Compensation as a percentage of revenue was 43% for the three months ended December 31, 2017, compared to 48% for the three months ended September 30, 2017, and 51% for the three months ended December 31, 2016. Compensation as a percentage of revenue was 47% for the year ended December 31, 2017, compared to 56% for the year ended December 31, 2016. The number of Cohen & Company employees was 88 as of December 31, 2017, compared to 84 as of September 30, 2017, and 79 as of December 31, 2016.

•                  During December 2017, the United States Congress passed the Tax Cuts and Jobs Act of 2017, which included a corporate tax rate reduction from 35% to 21% resulting in the revaluation of the Company’s deferred tax liability and a $1.4 million tax benefit being recognized in the fourth quarter of 2017.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We were pleased with the Company’s fourth quarter and full year 2017 results despite the continuing weak trading environment. Our revenue and operating income increased from the prior quarter, and an income tax benefit increased net income in the fourth quarter. In November, we successfully launched our GCF repo business and are pleased with the market’s reception. We view the launch of this business as a significant strategic step for the Company and anticipate GCF repo being one of the drivers of our growth going forward. We will continue to invest strategically in business development opportunities in both our capital markets and asset management segments. We remain committed to enhancing stockholder value, and in the fourth quarter continued to pay our quarterly dividend.”

Total Equity and Dividend Declaration

•                  As of December 31, 2017, total equity was $48.2 million, compared to $46.8 million as of December 31, 2016.

•                  The Company’s Board of Directors has declared a dividend of $0.20 per share. The dividend will be payable on April 3, 2018, to stockholders of record on March 20, 2018.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 4268198, or request the Cohen & Company earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 4268198.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of December 31, 2017, the Company managed approximately $3.5 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of December 31, 2017, almost all of the Company’s assets under management, or 89.3%, were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment has historically been comprised of investments in Cohen & Company’s sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i)

unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
Revenues
Net trading	$6,751	$5,988	$7,132	$26,909	$39,105
Asset management	1,696	1,779	2,932	7,897	8,594
New issue and advisory	2,347	2,012	806	6,340	2,982
Principal transactions	258	63	931	810	1,652
Other revenue	623	159	1,357	5,586	3,015
Total revenues	11,675	10,001	13,158	47,542	55,348
Operating expenses
Compensation and benefits	5,034	4,759	6,740	22,527	31,132
Business development, occupancy, equipment	702	738	562	2,723	2,595
Subscriptions, clearing, and execution	2,127	1,789	1,723	7,296	6,425
Professional services and other operating	1,651	1,666	1,601	7,345	6,319
Depreciation and amortization	62	60	71	249	291
Total operating expenses	9,576	9,012	10,697	40,140	46,762
Operating income	2,099	989	2,461	7,402	8,586
Non-operating income (expense)
Interest expense, net	(1,848)	(1,606)	(1,762)	(6,178)	(4,735)
Income (loss) before income tax expense (benefit)	251	(617)	699	1,224	3,851
Income tax expense (benefit)	(1,359)	141	265	(1,211)	422
Net income (loss)	1,610	(758)	434	2,435	3,429
Less: Net income (loss) attributable to the noncontrolling interest	97	(211)	237	371	1,162
Net income (loss) attributable to Cohen & Company Inc.	$1,513	$(547)	$197	$2,064	$2,267

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$1,513	$(547)	$197	$2,064	$2,267
Basic shares outstanding	1,199	1,213	1,178	1,207	1,219
Net income (loss) attributable to Cohen & Company Inc. per share	$1.26	$(0.45)	$0.17	$1.71	$1.86
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$1,513	$(547)	$197	$2,064	$2,267
Net income (loss) attributable to the noncontrolling interest	97	(211)	237	371	1,162
Interest and amortization on Convertible Debt	565	—	—	1,154	—
Adjustment (1)	579	(30)	(148)	550	(167)
Enterprise net income (loss)	$2,754	$(788)	$286	$4,139	$3,262
Basic shares outstanding	1,199	1,213	1,178	1,207	1,219
Unrestricted Operating LLC membership units exchangeable into COHN shares	532	532	532	532	532
Additional dilutive shares	1,323	—	19	853	12
Fully diluted shares outstanding	3,054	1,745	1,729	2,592	1,763
Fully diluted net income (loss) per share	$0.90	$(0.45)	$0.17	$1.60	$1.85

(1) An adjustment is included because if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2017
	(unaudited)	December 31, 2016
Assets
Cash and cash equivalents	$22,933	$15,216
Receivables from brokers, dealers, and clearing agencies	103,596	81,178
Due from related parties	545	57
Other receivables	3,513	5,225
Investments - trading	202,257	157,178
Other investments, at fair value	12,867	8,303
Receivables under resale agreements	1,680,883	281,821
Goodwill	7,992	7,992
Other assets	1,672	4,301
Total assets	$2,036,258	$561,271

Liabilities
Payables to brokers, dealer, and clearing agencies	$130,558	$85,761
Due to related parties	—	50
Accounts payable and other liabilities	5,208	3,618
Accrued compensation	4,406	4,795
Trading securities sold, not yet purchased	91,887	85,183
Securities sold under agreements to repurchase	1,692,279	295,445
Deferred income taxes	2,855	4,134
Redeemable financial instruments	16,732	6,000
Debt	44,177	29,523
Total liabilities	1,988,102	514,509

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	69,202	69,415
Accumulated other comprehensive loss	(850)	(1,074)
Accumulated deficit	(28,497)	(29,576)
Total stockholders’ equity	39,872	38,782
Noncontrolling interest	8,284	7,980
Total equity	48,156	46,762
Total liabilities and equity	$2,036,258	$561,271

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com